SECRETARY'S CERTIFICATE

     The undersigned, representing that he is the duly elected and incumbent secretary of Ventures-National Incorporated, a Utah corporation (the "Company"), does hereby certify that the following are resolutions duly adopted by the Board of Directors of the Company pursuant to Section 16-10a-821 of the Utah Revised Business Corporation Act effective August 15, 2002 in connection with the Agreement and Plan of Merger ("Merger Agreement") between the Company, its wholly owned subsidiary and Titan EMS, Inc., a Delaware corporation ("Titan"):

     FURTHER, RESOLVED, that simultaneous with the Closing, the reorganized Ventures shall (a) engage certain consultants through Jenson Services and who shall be principals, employees or legal counsel of Jenson Services, to perform certain services over a period of 90 days as shall be outlined in a Consulting Agreement to be executed and delivered at Closing and which is attached to the Agreement as Exhibit 5.02(n)(ii) thereof, in consideration of the issuance of an aggregate of 100,000 shares of common stock of the reorganized Ventures that are to be registered at no cost to such consultants on Form S-8 of the Securities and Exchange Commission; and (b) shall issue certain of the same consultants as shall be designated in the Consulting Agreement an aggregate of an additional 200,000 shares of common stock of the reorganized Ventures that shall be deemed to be "restricted securities" for services as shall be outlined in the Consulting Agreement, subject, however, to the reorganized Ventures being granted an option to repurchase these 200,000 shares of "restricted securities" for a set price upon the happening of certain agreed upon events, all of which shall be outlined in Exhibit 5.02(n)(ii);

     FURTHER, RESOLVED, that the Consulting Agreement with Jenson Services and its principals, employees and legal counsel, be and hereby is adopted, ratified and approved;

     FURTHER, RESOLVED, that simultaneous with the Closing, the reorganized Ventures shall engage Star Associates, LLC ("Star Associates"), and one of its principals, Robert Ciri, as a consultant to perform certain services over a period of one year as shall be outlined in a Consulting Agreement to be executed and delivered at Closing and which is attached to the Agreement as
Exhibit 5.02(q) thereof, in consideration of the issuance of an aggregate of 100,000 shares of common stock of the reorganized Ventures that are to be registered at no cost to such consultant on Form S-8 of the Securities and Exchange Commission;

     FURTHER, RESOLVED, that the Consulting Agreement with Star Associates, and one of its principals, Robert Ciri, be and hereby is adopted, ratified and approved;

     FURTHER, RESOLVED, that simultaneous with the Closing, the reorganized Ventures has and does hereby adopt, ratify and approve the 100,000 share grant of Titan common stock pursuant to Rule 701 to Frank Crivello as a consultant to Titan for certain non-capital raising services rendered to Titan prior to the Closing of the Agreement and/or as a terminating bonus of Mr. Crivello's Consulting Agreement with Titan prior to the Closing of the Agreement and agrees that Ventures shall include these 100,000 shares at no cost to Mr. Crivello in the Registration Statement to be filed by Ventures on Form S-8 of the Securities and Exchange Commission.


Date:  8/28/02                 /s/  Luke Bradley
     Luke Bradley, Secretary of
                              Ventures-National Incorporated